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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

JACK IN THE BOX INC.
(Exact name of registrant as specified in its charter)
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Delaware	95-2698708
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

9357 Spectrum Center Blvd, San Diego, CA	92123
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which each class is to be registered
Stock Purchase Rights	NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

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Item 1.     Description of Registrant’s Securities to be Registered.
On July 1, 2025, the Board of Directors of Jack in the Box Inc., a Delaware corporation (the “Company”), declared a dividend of one right (a “Right”) for each outstanding share of common stock, par value $.01 per share, of the Company held of record at the close of business on July 14, 2025 (the “Record Time”), or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights will be payable on the later of the Record Time and the certification by the NASDAQ Stock Market to the Securities and Exchange Commission that the Rights have been approved for listing and registration. The Rights will be issued pursuant to a Stockholder Protection Rights Agreement, dated as of July 1, 2025 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent.
The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designations and Terms of the Participating Preferred Stock of the Company) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 8‑K, dated July 2, 2025, and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits

Exhibit No.	Description
(1)	Stockholder Protection Rights Agreement, dated as of July 1, 2025, between the Company and Computershare Trust Company, N.A., as Rights Agent, which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of Participating Preferred Stock of the Company (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated July 2, 2025).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JACK IN THE BOX INC.

/s/ Sarah Super
Name: Sarah Super
Date: July 2, 2025	Title: EVP, Chief Legal & Administrative Officer